Exhibit 99.1

For Immediate Release	Contact:	Larry Tannenbaum
Chief Financial Officer
650-940-4700
UPDATED IRIDEX REPORTS STRONG THIRD QUARTER
FINANCIAL RESULTS
Revenue Grows 11%, EPS of $0.11
     MOUNTAIN VIEW, CA, OCTOBER 25, 2005—IRIDEX Corporation (Nasdaq/NMS: IRIX) today reported strong financial results for the quarter ended October 1, 2005. Revenue for the period was $9.1 million, an 11% increase from the $8.2 million reported for the third quarter of 2004. The Company achieved net income of $879,000 or $0.11 per diluted share for the third quarter of 2005 compared with a loss of $720,000 or a loss of $0.10 per diluted share in the third quarter of 2004.
     Revenue for the nine-month period ended October 1, 2005 was $26.6 million, a 12% improvement compared with the $23.7 million reported during the same period of 2004. Net income for the nine-month period ended October 1, 2005 was $1.3 million or $0.16 per diluted share compared with a net loss of $604,000 or a loss of $0.08 per diluted share during the comparable period of 2004.
     Net income in the third quarter and nine-month period ended October 1, 2005 includes a benefit of approximately $0.04 per share from the adjustment to certain tax reserves following the expiration of Federal and State statutes of limitations. Net income in the third quarter and comparable nine-month period of 2004 included a one-time charge of approximately $1.2 million (or $0.09 per share tax effected) to establish a reserve for state sales taxes.
     Ophthalmology sales grew to $7.9 million for the third quarter of 2005, an increase of 10% compared with $7.2 million for the third quarter of 2004. Dermatology sales grew to $1.2 million for the third quarter of 2005, up from $1.0 million for the corresponding quarter in 2004. During the third quarter of 2005, strong sales growth was seen both domestically and internationally, with domestic sales growing to $5.8 million, a 12% increase compared with $5.2 million for the third quarter of 2004, and international sales growing to $3.3 million, a 9% increase compared with $3.0 million for the third quarter of 2004. Since international sales are denominated in US dollars, foreign currency fluctuations had no material impact on sales growth.
     “Our strong financial performance during the third quarter of 2005 was driven by year-over-year growth in all of our business segments,” said Barry G. Caldwell, IRIDEX President and CEO. “We were pleased to see gross margin reaching 53.7% for the quarter. This improvement in our gross margin was fueled primarily by atypically high gross margins on certain OEM ophthalmology products as well as our increasing recurring revenue stream of disposable and service products. While we believe that in the next few years IRIDEX can achieve the type of operating efficiencies necessary to consistently reach the level of gross margin reported this quarter, we expect the fourth quarter gross margin to be approximately 3 to 5 percentage points below the level achieved during the third quarter and expect the 2006 gross margin to be slightly better than long-term historical levels.”
     Mr. Caldwell further commented, “During the quarter, we continued to build our management team. Don Todd, who has more than 25 years of experience in medical device marketing, joined us to lead our marketing efforts. In addition, we’ve begun to implement our strategy of building disposable and services revenues by taking aggressive action to protect our strong intellectual property positions. We’re pursuing a three-pronged strategy to achieve our goal of $100 million in profitable revenues before the end of the decade by maximizing the potential of our existing core business, pursuing the internal development of innovative, new and incremental products, and making strategic acquisitions. Looking ahead, we continue to expect to generate sales for the full year in the range of $36 million to $38 million and earnings per share of approximately $0.20.”
     Cash, cash equivalents and available-for-sale securities as of October 1, 2005 were $20.1 million compared with $18.0 million at January 1, 2005. Inventories increased to $9.3 million at the end of the third quarter of 2005, up from $8.9 million at January 1, 2005. Inventory turns at the end of the third quarter of 2005 were approximately 1.8 times. At the end of the third quarter of 2005, accounts receivable was $6.9 million, resulting in day sales outstanding (DSO) of 70 days.
Conference Call
     IRIDEX management will conduct a conference call tomorrow, Wednesday, October 26th at 9:00 a.m. EDT. Interested parties may access the live conference call via telephone by dialing 800-561-2731 US or 617-614-3528 International and entering Passcode 19986382 or by visiting the Company’s website at www.iridex.com. A telephone replay will be available beginning on October 26, 2005 through November 2, 2005 by dialing 888-286-8010 US or 617-801-6888 International and entering Passcode 82049304. In addition, an archived version of the webcast will be available beginning October 26, 2005 on the Company’s website at www.iridex.com.
About IRIDEX
     IRIDEX Corporation is a leading worldwide provider of semiconductor-based laser systems for the ophthalmology and dermatology markets. IRIDEX products are sold in the United States through a direct sales force and internationally through a network of independent distributors into more than 100 countries. For further information, visit the Company’s website at www.iridex.com.
Safe Harbor Statement
     This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s growth prospects, revenues, gross margins, earnings per share, and profitability. Actual results could differ materially from those projected in the forward-looking statements based on, among other things, the actual order and shipment rate for the Company’s ophthalmology and dermatology product lines, the rate of sales to OEM customers, the rate of growth in sales of disposables and services, the rate of introduction and market acceptance of the Company’s products, and the impact of any continuing weakness and uncertainties related to general economic conditions or weakness in overall demand in the Company’s markets, especially with regard to the Company’s dermatology products which are typically used for elective procedures that can be deferred. Risks and uncertainties to which the Company are subject may include, but may not necessarily be limited to, the amount of orders that the Company receives and ships, dependence on international sales and the Company’s network of independent distributors, the risks associated with bringing new products to market, and the results of clinical trials and competition in our markets. Please see a detailed description of these risks contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended January 3, 2004 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2005	2004	2005	2004

Sales	$9,081	$8,178	$26,613	$23,679
Cost of sales	4,202	4,708	13,511	13,187

Gross profit	4,879	3,470	13,102	10,492

Operating expenses:
Research and development	1,172	1,025	3,133	3,409
Sales, general and administrative	2,990	3,855	8,852	8,452

Total operating expenses	4,162	4,880	11,985	11,861

Income (loss) from operations	717	(1,410)	1,117	(1,369)
Interest and other income, net	157	83	413	212

Income (loss) before income taxes	874	(1,327)	1,530	(1,157)
Benefit from (provision for) income taxes	5	607	(241)	553

Net income (loss)	$879	($720)	$1,289	($604)

Net income (loss) per common share — basic	$0.12	($0.10)	$0.17	($0.08)

Net income (loss) per common share — diluted	$0.11	($0.10)	$0.16	($0.08)

Shares used in per common share basic calculations	7,441	7,244	7,373	7,171

Shares used in per common share diluted calculations	8,102	7,244	7,885	7,171

IRIDEX Corporation
Condensed Consolidated Statements of Operations
(In thousands)

	October 1,	January 1,
	2005	2005
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$11,055	$10,381
Available-for-sale securities	9,017	3,323
Accounts receivable, net	6,857	7,404
Inventories	9,327	8,922
Prepaids and other current assets	763	814
Current deferred income taxes	1,808	1,808

Total current assets	38,827	32,652

Long term portion of available-for-sale securities	—	4,324
Property and equipment, net	845	852
Deferred income taxes	1,265	1,265

Total assets	$40,937	$39,093

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,188	$1,233
Accrued expenses	4,693	5,167
Deferred revenue	1,242	910

Total liabilities	7,123	7,310

Stockholders’ Equity:
Common stock	76	74
Additional paid-in capital	26,030	25,281
Accumulated other comprehensive loss	(44)	(35)
Treasury stock	(430)	(430)
Retained earnings	8,182	6,893

Total stockholders’ equity	33,814	31,783

Total liabilities and stockholders’ equity	$40,937	$39,093